Exhibit 99.1

2929 Seventh Street, Suite 100 Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Shari Annes
Corporate Communications
Phone: (650) 888-0902
Email: sannes@dynavax.com
Dynavax Appoints Dr. David M. Lawrence, Kaiser Chairman Emeritus,
to Board of Directors
Board Member Jan Leschly of Care Capital Resigns
BERKELEY, Calif., December 12, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX) today announced that Dr. David M. Lawrence, Retired Chairman and Chief Executive Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals (KFHP/KFH), has joined Dynavax’s Board of Directors. Dr. Lawrence will serve as a Class II director until the annual meeting of stockholders in 2008. Dynavax also announced that Jan Leschly, chairman and partner at Care Capital, who served on the Board since 2002, has resigned.
“Dr. Lawrence is among the nation’s most well known and successful executives in the healthcare field. As our ragweed allergy therapy and hepatitis B vaccine near commercialization, we expect Dr. Lawrence to be active in our planning process. We have been fortunate to have him as a consultant since May 2005. By joining the Board, we expect that the scope of his contributions will expand. His experience directing one of the nation’s largest and most advanced health systems, operations track record, and training as a physician represent a unique set of assets that will complement the expertise already represented on our Board,” said Dino Dina, MD, president and chief executive officer.
“I would also like to express my appreciation to Jan Leschly who for the last five years has so ably contributed to the Board and the management team. We are grateful to him for his consistent support of our growth, and in particular, for lending the perspective of a global pharmaceutical executive to our discussions of both business and clinical development opportunities,” continued Dr. Dina.
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Dr. Lawrence joined Kaiser in 1981. He was named chief executive officer of KFHP/KFH in 1991 and chairman of its Board in 1992. Prior to that, he served as vice chairman and chief operating officer as well as a key executive in Kaiser Permanente divisions in Oregon and Colorado. He retired on December 31, 2002. Dr. Lawrence is a graduate of Amherst College (BA), the University of Kentucky (MD), and the University of Washington (MPH). He is Board Certified in General Preventive Medicine (the Johns Hopkins University and the University of Washington). He is a member of Alpha Omega Alpha (Medical Honorary Society) and the Institute of Medicine (National Academy of Sciences). Dr. Lawrence currently serves on the Boards of Agilent Technologies, Raffles Medical Group of Singapore, McKesson Corporation, and the RAND Health Advisory Board, among others. He also serves in advisory roles to the biotechnology industry.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our pipeline includes: TOLAMBA™, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial (DARTT) is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine in Phase 3; a therapy for non-Hodgkin’s lymphoma (NHL) in Phase 2; and a therapy for metastatic colorectal cancer in Phase 1. Our pre-clinical asthma and COPD programs are partnered with AstraZeneca. NIH funds our preclinical work on a vaccine for influenza; Symphony Dynamo, Inc. funds our colorectal cancer trial and our preclinical programs in hepatitis B and C therapies. While the NIH and Symphony provide program support, Dynavax has retained rights to seek strategic partners for future development and commercialization. For more information, please visit www.dynavax.com.
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